ADVANCED CLINICAL SYSTEMS, INC.
                        AND SUBSIDIARIES


               CONSOLIDATED FINANCIAL STATEMENTS

                 AS OF JUNE 30, 1998 AND 1997

                    TOGETHER WITH REPORT OF

                INDEPENDENT PUBLIC ACCOUNTANTS

<PAGE 183>

           REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Shareholders of
Advanced Clinical Systems, Inc.:

We have audited the accompanying consolidated balance sheets of ADVANCED CLINICAL SYSTEMS, INC. (a Delaware corporation) and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Clinical Systems, Inc.
and subsidiaries as of June 30, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                               /s/ Arthur Andersen LLP

Nashville, Tennessee
August 12, 1998

<PAGE 184>


          ADVANCED CLINICAL SYSTEMS, INC. AND SUBSIDIARIES

                   CONSOLIDATED BALANCE SHEETS

                     JUNE 30, 1998 AND 1997

           ASSETS                     1998                1997
-------------------------------     ----------         ----------
CURRENT ASSETS:
	Cash                          $  567,683         $  412,986
	Trade receivables, net of
        allowance for doubtful
        accounts of $499,745 and
        $509,708, respectively       2,316,724          2,128,141
	Other receivables, net            19,889             74,387
	Income taxes receivable          250,000                  -
	Prepaid expenses and other
        current assets                  43,574             31,273
	Deferred tax asset               303,286            345,889
                                    ----------         ----------
		Total current assets     3,501,156          2,992,676
                                    ----------         ----------

PROPERTY AND EQUIPMENT, net of
        accumulated depreciation       317,639            487,573

OTHER ASSETS:
	Excess of cost over fair value
        of net assets acquired, net
        of accumulated amortization    386,105           443,515
	Start-up costs, net of
        accumulated amortization        39,455           166,159
	Loan costs, net of accumulated
        Amortization                   125,095                 -
	Deferred tax asset               334,905           193,638
	Other assets                      29,836            29,102
                                    ----------         ----------
            Total assets      	$4,734,191   	$4,312,663
                                    ----------         ----------

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
CURRENT LIABILITIES:
	Line of credit           	$  500,000   	$	   -
	Current portion of notes
        Payable                        246,105                 -
	Current portion of capital
        lease obligations               24,266            53,048
	Accounts payable                 351,859           369,785
	Accrued salaries and benefits    439,768           512,233
	Other accrued expenses            39,668           105,744
	Income taxes payable                   -           245,484
                                    ----------         ----------
           Total current liabilities 1,601,666         1,286,294
                                    ----------         ----------

NON-CURRENT LIABILITIES:
	Notes payable, net of current
        portion                      5,218,735                 -
	Notes payable to shareholders          -           610,000
	Interest payable to shareholders       -           389,805
	Capital lease obligations, net of
        current portion                 18,707            42,505
	Other long-term obligations       80,000                 -
                                    ----------         ----------
           Total noncurrent
             Liabilities             5,317,442         1,042,310
                                    ----------         ----------

SHAREHOLDERS' EQUITY:
	Common stock - $.01 par
        value; 10,000,000 shares
        authorized; 4,202,370
        and 2,869,666 shares
        issued, respectively           42,024             28,697
	Additional paid-in capital,
        net of deferred compensation
        of $0 and $21,972,
        respectively                2,330,189          1,261,223
	Retained earnings 		1,392,365            694,139
	Treasury stock, at cost	     (5,949,495)                 -
                                    ----------         ----------
           Total shareholders'
             equity	           (2,184,917)         1,984,059
                                    ----------         ----------
           Total liabilities and
             shareholders' equity $ 4,734,191        $ 4,312,663
                                    ----------         ----------

The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

<PAGE 185>

        ADVANCED CLINICAL SYSTEMS, INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF INCOME

          FOR THE YEARS ENDED JUNE 30, 1998 AND 1997


                                         1998               1997
                                      ----------        ----------

NET REVENUES                        $  12,925,752	$ 11,928,867

OPERATING EXPENSES:
	Salaries and benefits             7,241,373        7,411,124
	Other operating expenses	    3,588,232        3,245,681
      Depreciation and amortization		410,819          534,695
      Litigation settlement          	283,325                -
                                       ----------       ----------
           Total operating expenses	   11,523,749       11,191,500
                                       ----------       ----------
OTHER REVENUES (EXPENSES):
	Interest expense	                 (209,911)        (145,819)
	Investment income                    18,297           57,329
	Other                                 9,662            1,278
                                       ----------       ----------
           Total other expense           (181,952)         (87,212)
                                       ----------       ----------
INCOME BEFORE TAXES                     1,220,051          650,155

PROVISION (BENEFIT) FOR INCOME TAXES:
	Current                             620,489          441,317
	Deferred                            (98,664)        (428,355)
                                       ----------       ----------
                                          521,825           12,962
                                       ----------       ----------

NET INCOME                              $ 698,226        $ 637,193
                                       ----------       ----------
The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

<PAGE 186>

        ADVANCED CLINICAL SYSTEMS, INC. AND SUBSIDIARIES

        CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

          FOR THE YEARS ENDED JUNE 30, 1998 AND 1997

                                                   Additional
               Common Stock       Treasury Stock     Paid-in   Retained
              Shares    Amount    Shares    Amount   Capital   Earnings   Total
          ---------- --------- --------- --------- --------- ---------- --------
BALANCE
AT JUNE 30,
1996       2,868,666 $28,687         -        -    $1,237,640 $56,946 1,323,273

Exercise of
options        1,000      10         -        -         1,490     -       1,500

Amortization
of deferred
compensation     -         -         -        -        22,093     -      22,093

Net income       -         -         -        -             -  637,193  637,193

BALANCE
AT JUNE 30,
1997        2,869,666 28,697         -        -     1,261,223 694,139 1,984,059

Conversion of
convertible notes
payable     1,332,030 13,320         -        -     1,045,990      -  1,059,310

Purchase of
treasury
shares            -        -  2,902,253 (5,949,495)         -      - (5,949,495)

Exercise of
options           674      7         -         -        1,004      -      1,011

Amortization
of deferred
compensation        -      -         -         -       21,972      -     21,972

Net income          -      -         -         -           -  698,226   698,226

BALANCE
AT JUNE 30,
          --------- ------ --------- ----------- --------- --------- -----------
1998      4,202,370 42,024 2,902,253 (5,949,495) 2,330,189 1,392,365(2,184,917)


The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

<PAGE 187>

         ADVANCED CLINICAL SYSTEMS, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF CASH FLOWS

           FOR THE YEARS ENDED JUNE 30, 1998 AND 1997

                (Increase (Decrease) in Cash)

                                      1998              1997
                                   ----------        ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                        $ 698,226         $ 637,193
  Adjustments to reconcile net
    income to net cash provided by
    operating activities:
    Depreciation and amortization     410,819           534,695
    Deferred income taxes             (98,664)         (428,355)
    Amortization of deferred
      Compensation                     21,972            22,093
    Changes in assets and
      liabilities, net of effect
      of acquisition:
      Trade receivables, net         (188,583)          (91,637)
      Other receivables, net           54,498           125,895
      Prepaid expenses and other
      current assets                 (262,301)          171,344
	Accounts payable                     (17,926)         (130,037)
	Accrued expenses                    (244,520)          392,572
                                   ----------        ----------
        Net cash provided by
        operating activities          373,521         1,233,763
                                   ----------        ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment,
    Net                               (50,194)        (143,469)
    Other                                (734)         (85,534)
                                   ----------       ----------
           Net cash used in investing
             Activities               (50,928)        (229,003)
                                   ----------       ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable, net of
    Payments                        5,464,840               -
  Proceeds from line of credit        500,000               -
  Payment of loan costs              (131,672)              -
  Payment on line of credit                 - 	       (765,000)
  Purchase of treasury stock       (5,949,495)              -
  Payments on capital lease
    Obligations 	                     (52,580) 	      (28,817)
  Other                                 1,011           1,500
                                   ----------       ----------
           Net cash used in financing
             Activities              (167,896)       (792,317)
                                   ----------       ----------
NET INCREASE IN CASH                  154,697         212,443


CASH, at beginning of year            412,986         200,543
                                   ----------       ----------
CASH, at end of year                $ 567,683       $ 412,986
                                   ----------       ----------
                        (Continued)

<PAGE 188>

        ADVANCED CLINICAL SYSTEMS, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF CASH FLOWS

          FOR THE YEARS ENDED JUNE 30, 1998 AND 1997

               (Increase (Decrease) in Cash)

                        (Continued)


                                      1998              1997
                                   ----------       ----------

SUPPLEMENTAL INFORMATION:
  Cash payments of interest
    expense	                        $  150,400        $ 76,358
  Cash payments of income taxes    	$1,129,973    	   $ 68,040

NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Conversion of notes payable to
  shareholders into common stock    $1,059,310        $      -
  Liabilities assumed in
  Acquisition                       $	   -            $ 59,605
  Capital lease of equipment        $        -        $ 58,660



The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

<PAGE 189>

         ADVANCED CLINICAL SYSTEMS, INC. AND SUBSIDIARIES

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   JUNE 30, 1998 AND 1997


1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

Advanced Clinical Systems, Inc. (the "Company") provides management services to hospitals and community mental health centers under long-term contracts for the operation of inpatient and outpatient clinics dedicated either to the diagnosis and treatment of individuals suffering with mental health conditions or chronic pain. The Company also provides practice management services to physicians and other clinicians in connection with the Company's programs at those hospitals. At June 30, 1998, the Company provides mental health management services to fourteen hospitals and two community mental health centers through its wholly-owned subsidiary, New Day, Inc., and provides chronic pain management services to eight hospitals through its wholly-owned subsidiary, Pain Care, Inc.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. As of June 30, 1998, the Company's investment in an unconsolidated partnership was accounted for using the equity method and the investment is included in other assets. All intercompany accounts and transactions have been eliminated.

Revenue Recognition

Approximately 90% and 85% of the Company's net operating revenues for 1998 and 1997, respectively, consist of management fees earned from contracts with hospitals and community mental health centers. Remaining net operating revenues consist primarily of patient service revenues and management fees earned from contracts with physician practices.

Provision for Doubtful Accounts

Provision for estimated uncollectible accounts receivable is included in operating expenses.

<PAGE 190>
                              -2-

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the property and equipment. The general range of estimated useful lives is 3-10 years. Maintenance and repairs are charged to operations while significant renewals and replacements are capitalized. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the consolidated statement of income. The Company uses accelerated depreciation methods for tax reporting purposes.

Other Assets

The excess of cost over fair value of net assets acquired
("goodwill") is being amortized over 15 years using the straight-line method. Start-up costs generally include development fees, salaries and wages, travel and other related costs incurred with the development of new clinics. These costs are amortized over 36 months using the straight-line method beginning when patients are initially served.

Effective April 1, 1997, the Company changed its method of accounting for start-up costs from capitalizing start-up costs and amortizing those costs over 36 months to expensing the new start-up costs as incurred. The change in the method of accounting for start-up costs resulted in a charge to operations of $50,625 for the year ended June 30, 1997. Capitalized costs through March 31, 1997, are being amortized over their remaining life under the Company's original policy.

In April 1998, the Company incurred $131,672 in loan costs associated with the financing arrangements described in Note 5.
These costs are being amortized over the life of the related debt.

The Company evaluates, on a continual basis, the realizability of intangible assets using measurements of earnings before amortization, as well as operating cash flows for the respective operations. The Company considers the effects of external changes to the Company's business environment, including competitive pressures, market erosion and technological and regulatory changes.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Certain elements of income and expense are recognized in different periods for income tax
reporting than for financial reporting.   Such differences are
primarily attributable to the Company's use of accelerated depreciation methods for equipment and timing differences related to the deduction of bad debt expense and accrued expenses. See Note 4 for further information related to income taxes.

<PAGE 191>
                               -3-

Concentration of Credit Risks

The Company's credit risks relate primarily to cash and trade receivables. Cash is primarily held in bank accounts with financial institutions in the southeastern region of the United States. Trade receivables consist primarily of amounts due from hospitals, community mental health centers and physician practices in the southeastern region of the United States. The Company continually monitors the financial condition and operations of its clients to determine adequacy of allowances for doubtful accounts on these receivables. The Company has risk of accounting losses should uncollectible amounts exceed current allowances.

Litigation Settlement

In fiscal 1995, the Company was named as a defendant in a lawsuit in which the plaintiff alleged breach of contract. In fiscal 1998, the Company settled the suit with the plaintiff for $283,325, including legal fees of $43,325.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Accounting Developments

In February 1997, the Financial Accounting Standards Board issued SFAS No. 129, "Disclosure of Information about Capital Structure." SFAS No. 129 establishes standards for disclosing information about an entity's capital structure. The statement was adopted during fiscal year 1998, and the adoption did not have a material impact on the Company's results of operations, financial condition or cash flows.

In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-up Activities." The SOP is effective for fiscal years beginning after December 15, 1998, and requires entities to expense costs of start-up activities as incurred. As discussed in "Other Assets" above, the Company changed its method of accounting for start-up costs in April 1997. Accordingly, management does not expect the adoption to have a material impact on the Company's results of operations, financial condition or cash flows.

Reclassifications

Certain reclassifications have been made to the 1997 consolidated financial statements in order to conform with the 1998 presentation.

<PAGE 192>                   -4-

2.  PROPERTY AND EQUIPMENT

Property and equipment, at cost, consists of the following at June 30, 1998 and 1997:

                                      1998              1997
                                   ----------        ----------
    Clinic leasehold improvements   $ 197,512         $ 197,512
    Equipment, furniture and
      Fixtures                        587,901           738,124
    Automobiles                       171,301           171,301
                                   ----------        ----------
                                      956,714 	      1,106,937
    Less accumulated depreciation 	 (639,075) 	       (619,364)
                                   ----------        ----------
                                    $ 317,639         $ 487,573
                                   ----------        ----------

3.  EMPLOYEE BENEFIT PLAN

The Company has a defined-contribution employee benefit plan that was established under provisions of section 401(k) of the Internal Revenue Code. Substantially all full-time regular employees of the Company and its subsidiaries are eligible to participate in the plan. Under the plan's provisions, an employee may contribute, on a tax-deferred basis, up to 15% of total cash compensation, not to exceed, within a calendar year, the amount allowable by the Commissioner of Internal Revenue. Matching contributions and discretionary contributions can be made by the Company in an amount determined by the Board of Directors each year. The Company did not make matching or discretionary contributions for the years ended June 30, 1998 or 1997.

4.  INCOME TAXES

The provision (benefit) for income taxes includes the following components for the years ended June 30, 1998 and 1997:


                                      1998              1997
                                   ----------        ----------
    Current income taxes
      Federal                       $ 527,415         $ 375,119
     	State                            93,074            66,198
                                   ----------        ----------
        Total current tax provision   620,489           441,317
                                   ----------        ----------

    Deferred income taxes
     	Federal                         (83,864) 	       (364,102)
 	    State                           (14,800)          (64,253)
                                   ----------        ----------
        Total deferred tax benefit    (98,664)         (428,355)
                                   ----------        ----------
        Total income tax provision  $ 521,825         $  12,962
                                   ----------        ----------

<PAGE 193>
                                    -5-

Deferred income taxes reflect the tax effects of differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. The significant components of the Company's net deferred tax assets and liabilities, at the respective tax rates, as of June 30, 1998 and 1997 are as follows:

                                    1998              1997
                                       Non-                  Non-
                          Current    Current    Current    Current
                         ---------  ---------   ---------  -------
Deferred tax assets:
   Allowance for
    accounts receivable  $ 199,898   $	-     $ 203,883  $     -
   Accrued liabilities     103,388 		-       142,006        -
   Accelerated
   Depreciation                  -  303,594             -  153,538
   Other                         -   31,311             -   40,100
                         ---------  ---------   ---------  -------
	      Total deferred
              tax assets $ 303,286 $334,905     $ 345,889 $193,638
                         ---------  ---------   --------- --------

In fiscal 1997, the Company eliminated valuation allowances in the amount of $269,332 applied against deferred tax assets based upon its tax planning strategies and future income projections.


5.  FINANCING ARRANGEMENTS

Effective November 29, 1994, the Company negotiated a revolving line of credit with a bank which provided for borrowings up to $1,400,000. Borrowings accrue interest at an adjustable market rate payable monthly and are secured by a first lien on the accounts receivable, financial instruments and intangible assets of the Company. As of June 30, 1997, there were no outstanding borrowings under this line of credit. The line of credit expired November 15, 1997. As of that date, there were no outstanding borrowings under the line of credit.

Effective April 3, 1998, the Company negotiated a new revolving line of credit with a bank which provides for borrowings up to $1,200,000. Borrowings accrue interest at an adjustable market rate (8.78% at June 30, 1998) and are payable monthly. Line of credit borrowings are secured by liens on certain assets of the Company. The line of credit expires on March 31, 2004. As of June 30, 1998, the Company had outstanding borrowings related to the line of credit of $500,000.


<PAGE 194>
                              -6-

Effective April 3, 1998, the Company issued notes payable to a bank to fund the repurchase of a portion of the Company's outstanding common shares (see Note 7). Notes payable consist of following:


                                           June 30,
                                      1998              1997
                                   ----------        ----------

  Note payable to bank, issued
    April 3, 1998, interest at
    a variable rate (9.53% at
    June 30, 1998), maturing
    March 31, 2003                  $3,714,840      $	-


  Note payable to bank, issued
    April 3, 1998, interest at
    a variable rate (10.03% at
    June 30, 1998), maturing
    March 31, 2004                 	 1,750,000              -
                                    ----------        ----------
                                     5,464,840              -
  Less current portion 	              (246,105)             -
                                    ----------        ----------
                                   $ 5,218,735       $	-
                                    ----------        ----------
  Principal payments required on long-term debt are as follows:

   1999                            $   246,105
   2000                                609,375
   2001                                796,875
   2002                              1,042,500
   2003 	                            1,019,985
   Thereafter                        1,750,000
                                   -----------
                                   $ 5,464,840
                                   -----------
The Company's revolving line of credit and notes payable contain certain financial covenants which, among other restrictions, restrict total debt, impose minimum coverage ratios, limit capital expenditures and require a minimum net worth. As of June 30, 1998, the Company was in compliance with all financial covenants.

<PAGE 195>                     -7-

6.  NOTES PAYABLE TO SHAREHOLDERS

Notes payable to shareholders at June 30, 1997, consists of subordinated convertible debt agreements. The total outstanding principal and compounded accrued interest payable is payable upon maturity or may be converted into shares of the Company's common stock at the option of the shareholders as follows:

                                      June 30, 1997
                                                    Accrued
                                 Principal          Interest
                                 ----------        ----------
  Notes payable to shareholders,
    issued September 1, 1991,
    interest at 9%, maturing
    September 1, 1998,
    convertible at $0.75 per
    share                        $ 460,000         $ 311,058

  Notes payable to shareholders,
    issued February 25, 1992,
    interest at 8%, maturing
    February 25, 1999,
    convertible at $1.00 per
    share                          150,000 		78,747
                                 ----------        ----------
                                 $ 610,000         $ 389,805
                                 ----------        ----------
During fiscal 1998, the notes payable were converted into common stock according to the terms of the convertible debt agreements. See Note 7 for additional discussion of equity transactions.

7.  SHAREHOLDERS' EQUITY

Convertible Notes Payable

As discussed in Note 6, during fiscal 1998, convertible notes payable to shareholders were converted into 1,332,030 shares of common stock pursuant to the subordinated convertible debt agreements.

Treasury Stock

In fiscal 1998, the Board of Directors authorized the repurchase of a portion of the Company's outstanding common stock.
Accordingly, the Company acquired 2,902,253 shares of the Company's common stock for $5,949,495. The treasury shares are stated at cost in the accompanying consolidated balance sheets.

<PAGE 196>
                               -8-

Stock Options

Pursuant to the Company's 1991 Incentive Stock Option Plan (the "Plan"), the Company provides for the grant of stock options to certain employees to purchase in the aggregate up to 1,350,000 shares of common stock. Awarded options typically vest and become exercisable in incremental installments within two to five years from the date of grant and expire no later than ten years from the date of grant. All options are deemed to have been granted for prices at or above fair market value of the stock at the date of the grant as determined by the Board of Directors and management. The following table summarizes stock option transactions for the years ending June 30, 1998 and 1997:


                                                Weighted-
                                                Average
                                                Exercise
                           Shares Under         Price Per
                           Option               Share
                           ----------        ----------

Outstanding at
June 30, 1996              452,000              $1.28
Granted                     83,000              $2.00
Canceled                   (63,500)             $1.94
Exercised                   (1,000)             $1.50
                         ----------        ----------
Outstanding at
June 30, 1997              470,500              $1.32
Granted                      3,000              $2.50
Canceled                   (40,000)             $1.56
Exercised                     (674)             $1.50
                         ----------        ----------
Outstanding at
June 30, 1998              432,826              $1.30
                         ----------        ----------

There were 347,659 and 353,333 options exercisable at June 30, 1998 and 1997, respectively, with a weighted average exercise price of $1.17. At June 30, 1998, there are 160,000 options outstanding with exercise prices between $.50 and $1.49, with a weighted average exercise price of $.75 and a weighted average remaining contractual life of 6 months. All of these options are exercisable at June 30, 1998. 272,826 options outstanding at June 30, 1998, have exercise prices between $1.50 and $2.50, with a weighted average exercise price of $1.63 and a weighted average remaining contractual life of 1.5 years. Of these, 187,659 are exercisable at June 30, 1998 and have a weighted average exercise price of $1.52.

In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company continues to account for options issued to employees under Accounting Principles Board Opinion No. 25. All options have been granted with exercise prices equal to or greater than market value of the Company's common stock on the date of grant. As a result, no compensation cost has been recognized in the accompanying consolidated financial statements.

<PAGE 197>
                                -9-


SFAS No. 123 established new financial and reporting standards for stock-based compensation plans. As the Company has adopted the disclosure-only provision of SFAS No. 123, no compensation cost has been recognized related to the Plan. If the Company had recognized compensation cost for the Plan based on the fair value method prescribed by SFAS No. 123, the Company's net income would have been reduced by $5,727 and $8,910 for the years ended June 30, 1998 and 1997, respectively.

The fair value of each option on its grant date has been estimated for pro forma purposes using the Black Scholes option-pricing model using the following weighted average assumptions:


                                       1998              1997
                                    ----------        ----------

Risk free interest rate                 5.70%            5.74%
Expected life of options              5 years       2.68 years
Expected dividends                      $   -            $	 -
Weighted average fair value             $ .62            $ .20

    Deferred Compensation

During fiscal 1995, the Company issued non-qualified stock options to employees at exercise prices below fair market value, as estimated by the Company's management. Deferred compensation of $120,000 has been provided for these stock options as determined by the differences between the option prices and fair market value as of the grant date. Of this amount, $21,972 and $22,093 were charged to operations during fiscal 1998 and fiscal 1997, respectively. The deferred compensation is being amortized using the straight-line method over the five-year vesting period of the options.

Warrants

The Company issued stock warrants in fiscal year 1995 for 30,000 shares of common stock at $1.50 per share to an employee. The Company issued stock warrants in fiscal year 1997 for 20,000 shares of common stock at $2.00 per share in relation to consulting services received by the Company. The Company issued stock warrants in fiscal year 1998 for 28,000 shares of common stock at $2.05 per share in relation to the execution of a financing arrangement (see Note 5).

In November 1996, the Company issued a stock warrant for 5,000 shares of common stock at $.01 per share related to an acquisition. This warrant was canceled during fiscal 1998.

Stock Appreciation Rights

In fiscal 1998, the Company adopted a Stock Appreciation Right plan ("SAR Plan"). The SAR Plan provides for payments to key employees in the event certain contingent events occur. The payments to the key employees would be based on appreciation in the Company's common stock value from a per share base value, as determined by the employees' respective SAR Plan agreement. The SAR Plan expires June 30, 1999.

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                                   -10-

8.  COMMITMENTS AND CONTINGENCIES

Litigation

The Company is a defendant in various legal proceedings arising in the ordinary course of business. Although the results of litigation cannot be predicted with certainty, management believes that the outcome of pending litigation will not have a material adverse effect on the Company's results of operations, financial position or cash flows.

Malpractice Liability Insurance

The Company carries malpractice liability insurance of $1,000,000 per incident and $3,000,000 in the aggregate on a claims-made basis for possible liability claims and losses.

Lease Agreements

The Company leases certain facilities under noncancellable operating lease agreements expiring through 2005. Certain leases contain renewal options for an additional two to four years. Additionally, the Company has entered into various capital lease agreements for certain equipment.

Future minimum lease commitments as of June 30, 1998 are as follows for these lease agreements:


                             Operating        Capital
                             Leases           Leases
                            ----------        ----------
1999                         $ 258,393        $ 24,266
2000                           209,463          18,707
2001                           173,964               -
2002                           115,905               -
2003                            99,517               -
Thereafter                     123,147               -
                            ----------        ----------
                             $ 980,389        $ 42,973
                            ----------        ----------
Rental expense for the years ended June 30, 1998 and 1997 was $249,264 and $237,883, respectively.

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                                    -11-

Regulatory Compliance

The Company is required to comply with certain federal and state regulations related to physician self-referral and anti-kickback rules, the corporate practice of medicine and fee splitting.
The Company continually monitors its contracts and business practices to make changes as necessary in order to be in compliance with these regulations. The Company could be subject to certain fines and penalties if it was determined that its contracts or business practices violated these regulations; however, management believes that there would be no material adverse affect to the Company's results of operations, financial position or cash flows if such determination was made.


9.  LEGISLATION, REGULATIONS AND MARKET CONDITIONS

The health care industry is subject to numerous laws and
regulations of Federal, state, and local governments.  These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation, government health care program participation requirements, reimbursement for
patient services, and Medicare and Medicaid fraud and abuse. In addition, the Federal government is reviewing certain payment mechanisms, including Medicare Prospective Payment System rates for services as those provided by the Company, which could have an effect on the Company's operations.  Recently, government activity has increased with respect to investigations and
allegations concerning possible violations of fraud and abuse
statutes and regulations by health care providers. 	Violations of
these laws and regulations could result in expulsion from government health care programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed. Management believes that the Company is in compliance with fraud and abuse statutes as well as other applicable governmental laws and regulations. Compliance with such laws and regulations can be subject to future government review and interpretation as well as regulatory actions unknown or unasserted at this time.

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